                                            EXHIBIT 99.3

FOR IMMEDIATE RELEASE

WMS INDUSTRIES INC. APPOINTS ROBERT J. BAHASH
TO SERVE ON BOARD OF DIRECTORS

Waukegan, Illinois, August 6, 2007 - WMS Industries Inc. (NYSE:WMS) today announced that Robert J. Bahash has been appointed to serve on WMS’ Board of Directors, effective September 1, 2007.  Mr. Bahash, 62, is currently Executive Vice President and Chief Financial Officer for The McGraw-Hill Companies (NYSE:MHP), a leading global information services provider meeting worldwide needs in the financial services, education and business information markets.  He joined McGraw-Hill in 1974 and progressed through the global organization attaining his present position in 1988, where he directs the corporate-wide finance and information technology functions.  The appointment increases the size of WMS’ Board to nine members, eight of whom (including Mr. Bahash) WMS believes meet the independence requirement of the New York Stock Exchange.

Mr. Bahash is a certified public accountant and is a member of the American Institute of Certified Public Accountants, the Financial Executives Institute and the New Jersey Society of Certified Public Accountants.

“We are delighted to have Bob join our Board,” said Louis J. Nicastro, Chairman of the Board of WMS.  “In addition to his leadership capabilities, Bob brings an enormous wealth of global business and management experience as well as broad perspectives on finance, technology and strategy development.  We expect to benefit from his knowledge and insight as WMS continues to grow and expand its global business.”

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing video and reel-spinning gaming machines, video lottery terminals, and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues.  More information on WMS can be found at www.wms.com.

For further information, contact:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

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